FOR IMMEDIATE RELEASE	Contact: Martha Lindeman 312-373-2430

PLAYBOY ENTERPRISES REPORTS
IMPROVED SECOND QUARTER RESULTS

Higher Operating Income, Reduced Interest Expense Contribute to Profit Growth; Company Reaffirms EPS Guidance for the Year

CHICAGO, Thursday, August 4, 2005 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported net income of $4.6 million, or $0.14 per basic and diluted share, for the second quarter ended June 30, 2005, significantly better than the net loss of $8.3 million, or $0.26 per basic and diluted share, recorded in the same period last year. Increased entertainment and licensing profitability combined with lower interest expense were responsible for the improvement over the 2004 second quarter, when the company recorded a $5.9 million charge related to debt extinguishment expense. These improvements more than offset the decline in Publishing Group results.
Second quarter 2005 operating income more than doubled to $7.3 million from $3.1 million in 2004 on 5% revenue growth to $82.8 million.
PEI Chairman and Chief Executive Officer Christie Hefner said: “We are poised to deliver on our projected 2005 earnings of $0.54 to $0.59 per share, excluding the debt extinguishment charge recorded in the first quarter. We expect the Entertainment and Licensing Groups to each report 2005 operating income growth of 25%, which is higher than we previously expected. These two businesses will more than offset what we now anticipate will be a Publishing Group loss for the year.”

Entertainment

Second quarter operating income for the Entertainment Group more than tripled to $9.9 million in 2005 compared to $3.0 million last year. Revenues rose nearly 13% to $48.9 million compared to $43.4 million in 2004. Prior period results have been restated to include the operations of the Online Group, which last year was reported as a separate business.
The year-over-year improvement was due to increased revenues and profit contributions from the domestic TV, international and online subscription businesses combined with lower programming amortization expense. Domestic television revenues rose 11% to $24.9 million in the 2005 second quarter, reflecting a more than doubling of purchases via video-on-demand and gains in the number of subscribers to Playboy TV. In addition, the company also recorded revenues in the quarter related to the discontinuation of the VOOM service. International revenues were up 14% in the 2005 second quarter to $11.9 million as a result of new networks launched last year and higher royalties from the company’s wireless agreements.
Online subscription revenues grew 15% to $5.7 million in the second quarter 2005 compared to last year due to an increase in the number of subscribers. A payment from the termination of a marketing alliance was responsible for the 35% rise in second quarter e-commerce revenues to $5.1 million.
The Group’s second quarter 2005 results also benefited from a $1.5 million decrease in programming amortization expense, reflecting the success of the company’s strategy to reduce its overall 2005 cash investments in programming to approximately $38.0 million, down from $41.5 million in 2004.

Publishing

The Publishing Group reported a second quarter loss of $2.3 million, compared to a profit of $2.1 million in last year’s quarter, due to declines in profitability of Playboy magazine and newsstand special editions. Weak newsstand and advertising sales drove the 12% reduction in the Group’s second quarter revenues to $25.5 million. These lower revenues, together with an anticipated increase in subscription acquisition expense and higher paper prices, led to the year-over-year decline.
The company said that it expects weakness in the advertising sector to continue and to report an approximately 20% decline in advertising revenues in the 2005 third quarter versus the prior year.

Licensing

Second quarter Licensing Group operating income increased 63% to $3.9 million compared to last year on revenue growth of 36% to $8.4 million. Significantly higher royalties from both European and Asian licensees were responsible for the revenue and profit gains.

Other

A $0.2 million decline in Corporate Administration and Promotion expense and a more than $2.1 million reduction in interest expense, which was related to a debt refinancing completed in March of this year, also contributed to the improved results in the 2005 second quarter. In addition, last year’s second quarter was negatively affected by a $5.9 million charge resulting from the redemption of debt.

Additional information regarding second quarter 2005 earnings will be available on the earnings release conference call, which is being held today, August 4, 11:00 a.m. EDT/10:00 a.m. CDT, 1-800-795-1259 (for domestic callers) or +1-785-832-0326 (for international callers) and using the password: “Playboy.” The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.

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Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of Websites including Playboy.com, a leading men’s lifestyle and entertainment Web site; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1) Foreign, national, state and local government regulation, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video and online materials,
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c)	substantive changes in postal regulations or rates which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)	Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;
(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)	Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;
(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet and product licensing markets;
(11)	Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(12)	Our television and Internet businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;
(13)	Risks associated with losing access to transponders and competition for transponders and channel space;
(14)	The impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;
(15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions, joint ventures and/or licensing arrangements;
(16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(17)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC joint venture partner;
(18)	Increases in paper, postage or printing costs;
(19)	Effects of the national consolidation of the single-copy magazine distribution system; and
(20)	Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In millions, except per share amounts)

	Quarter Ended
	June 30,

	2005	2004

Net Revenues
Entertainment:
Domestic TV networks	$24.9	$22.5
International	11.9	10.4
Online subscriptions	5.7	4.9
E-commerce	5.1	3.8
Other	1.3	1.8

Total Entertainment	48.9	43.4

Publishing:
Playboy magazine
Subscription	12.4	12.7
Newsstand	2.1	2.6
Advertising	7.6	9.5

Total Playboy magazine	22.1	24.8
Other domestic publishing	1.9	2.8
International publishing	1.5	1.5

Total Publishing	25.5	29.1

Licensing:
International licensing	4.7	2.6
Domestic licensing	0.8	0.7
Entertainment licensing	0.4	0.5
Marketing events	2.4	2.3
Other	0.1	0.1

Total Licensing	8.4	6.2

Total net revenues	$82.8	$78.7

Results of Operations
Entertainment	$9.9	$3.0
Publishing	(2.3)	2.1
Licensing	3.9	2.4
Corporate Administration & Promotion	(4.2)	(4.4)

Operating income	7.3	3.1

Investment income	0.6	0.1
Interest expense	(1.5)	(3.6)
Amortization of deferred financing fees	(0.2)	(0.3)
Minority interest	(0.3)	(0.3)
Debt extinguishment expenses	--	(5.9)
Other, net	(0.2)	(0.3)

Income (loss) before income taxes	5.7	(7.2)
Income tax expense	(1.1)	(1.1)

Net income (loss)	$4.6	$(8.3)
Dividend requirements of preferred stock	--	(0.1)

Net income (loss) applicable to common shareholders	$4.6	$(8.4)

Weighted average number of common shares outstanding
Basic	33,080	32,098

Diluted	33,265	32,098

Basic and diluted earnings per common share	$0.14	$(0.26)

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In millions, except per share amounts)

	Six Months Ended
	June 30,

	2005		2004

Net Revenues
Entertainment:
Domestic TV networks	$50.1		$46.9
International	25.3		20.9
Online subscriptions	11.5		10.1
E-commerce	10.3		8.6
Other	2.2		3.4

Total Entertainment	99.4		89.9
Publishing:
Playboy magazine
Subscription	25.0		26.1
Newsstand	5.4		6.9
Advertising	14.6		17.2

Total Playboy magazine	45.0		50.2
Other domestic publishing	4.2		5.5
International publishing	3.3		3.1

Total Publishing	52.5		58.8
Licensing:
International licensing	9.1		5.8
Domestic licensing	1.6		1.5
Entertainment licensing	1.0		1.0
Marketing events	2.6		2.5
Other	0.1		0.1

Total Licensing	14.4		10.9

Total net revenues	$166.3		$159.6

Results of Operations
Entertainment	$21.8		$10.6
Publishing	(2.7)		4.0
Licensing	7.5		5.0
Corporate Administration & Promotion	(8.4)		(9.0)

Operating income	18.2		10.6
Investment income	0.8		0.2
Interest expense	(4.1)		(7.8)
Amortization of deferred financing fees	(0.4)		(0.7)
Minority interest	(0.7)		(0.7)
Debt extinguishment expenses	(19.3)		(5.9)
Other, net	(0.7)		(0.7)

Loss before income taxes	(6.2)		(5.0)
Income tax expense	(2.3)		(1.4)

Net loss	(8.5)		(6.4)
Dividend requirements of preferred stock	--		(0.4)

Net loss applicable to common shareholders	$(8.5)		$(6.8)

Basic and diluted weighted average number
of common shares outstanding	33,2	16	29,7	88

Basic and diluted earnings per common share	$(0.2	6)	$(0.2	3)

PLAYBOY ENTERPRISES, INC.

Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	2nd Quarter Ended June 30,			Six Months Ended June 30,
EBITDA and Adjusted EBITDA	2005	2004(1)	% Better / (Worse)	2005	2004(1)	% Better / (Worse)

Reconciliation to GAAP Financial Measure:
Net Income (Loss)	$4.6	$(8.3)	--	$(8.5)	$(6.4)	(32.8)
Adjusted for:
Income Tax Expense	1.1	1.1	0.0	2.3	1.4	(64.3)
Interest Expense	1.5	3.6	58.3	4.1	7.8	47.4
Amortization of Deferred Financing Fees	0.2	0.3	33.3	0.4	0.7	42.9
Equity in Operations of Investments	0.1	--	--	0.3	--	--
Depreciation and Amortization	11.2	12.6	11.1	22.0	24.9	11.6

EBITDA (2)	18.7	9.3	101.1	20.6	28.4	(27.5)
Adjusted for:
Cash Investments in Entertainment Programming	(7.3)	(11.6)	37.1	(16.0)	(23.1)	30.7

Adjusted EBITDA (3)	$11.4	$(2.3)	--	$4.6	$5.3	(13.2)

See Notes on accompanying page.

	2nd Quarter Ended June 30,			Six Months Ended June 30,
Financial and Operating Data	2005	2004(1)	% Inc/ (Dec)	2005	2004(1)	% Inc/(Dec)

Entertainment

Cash Investments in Programming	$7.3	$11.6	(37.1)	$16.0	$23.1	(30.7)

Programming Amortization	$9.7	$11.2	(13.4)	$19.0	$21.5	(11.6)

Online Content Expense	$0.5	$0.7	(28.6)	$1.0	$1.3	(23.1)

International TV Households at End of Period (in millions) (4)	41.2	39.1	5.4	41.2	39.1	5.4

Domestic TV Household Units at End of Period (in millions) (4):

Playboy TV:
Satellite	25.9	23.0	12.6	25.9	23.0	12.6
Cable	20.7	21.4	(3.3)	20.7	21.4	(3.3)

Movie Networks:
Satellite	51.1	45.2	13.1	51.1	45.2	13.1
Cable	46.0	49.3	(6.7)	46.0	49.3	(6.7)

On-Demand Housholds:
VOD	7.4	2.3	221.7	7.4	2.3	221.7
SVOD	1.7	1.1	54.5	1.7	1.1	54.5

Publishing
Magazine Advertising Pages	128.4	148.4	(13.5)	249.6	269.0	(7.2)

At June 30
Cash and Cash Equivalents	$31.5	$30.7	$2.6	$31.5	$30.7	2.6
Long-Term Financing Obligations	$115.0	$80.0	$43.8	$115.0	$80.0	43.8
Shareholders' Equity	$156.2	$151.7	$3.0	$156.2	$151.7	3.0

See Notes on accompanying page.

PLAYBOY ENTERPRISES, INC.

Notes to Reconciliation of Non-GAAP Financial Information and Summary of Financial and Operating Data

(1)	Certain reclassifications have been made to conform to the current presentation.

(2)	In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

(3)	In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. GAAP.

(4)	Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.